Exhibit 99.1

Contacts

Julie LeberLauren Burgos

Spotlight Marketing CommunicationsSpotlight Marketing Communications

949.427.1391949.427.1399

julie@spotlightmarcom.com lauren@spotlightmarcom.com

Strategic Storage Trust IV Acquires Four-Facility Self Storage Portfolio in North Carolina, Virginia and Florida

Ladera Ranch, Calif. – (Nov. 12, 2019) – Strategic Storage Trust IV, Inc., a public non-traded real estate investment trust sponsored by SmartStop Self Storage REIT, Inc., announced today the acquisition of a 3,500-unit portfolio consisting of four newly constructed self storage facilities located in Charlotte, North Carolina; Charlottesville, Virginia; and Ocoee, Florida.

“This portfolio marks Strategic Storage Trust IV’s expansion into the North Carolina and Virginia markets. The properties are located in suburban growth paths adjacent to community retail centers and with the Charlottesville facility, located very close to the urban core and the University of Virginia campus,” said Wayne Johnson, chief investment officer. “These properties are premier examples of the high-quality self storage facilities that Strategic Storage Trust IV seeks to acquire on behalf of its investors, and we anticipate significant revenue growth that will be accretive to Strategic Storage Trust IV from the completion of lease-up.”

The four properties that comprise the portfolio are located at:

•	7307 University City Boulevard, Charlotte, N.C.;
•	2307 Hydraulic Road, Charlottesville, Va.;
•	9800 Ardrey Kell Road, Charlotte, N.C.; and
•	1071 Marshall Farms Road, Ocoee, Fla.

Constructed on approximately 14.6 acres of land, the portfolio comprises approximately 326,000 square feet of space and includes 3,500 units. The facilities offer several amenities, including drive-up access, interior climate-controlled units, electric gate access, fencing and lighting, video surveillance, wine storage, wide driveways, and more.

Mark Owen, senior vice president of Eastdil Secured, served as the broker on the transaction.

Charlotte, North Carolina

These properties are serving the Charlotte, Hidden Valley, Autumnwood, Mineral Springs, Weddington, and Ballantyne communities. The University City Boulevard facility is located in proximity to the University of North Carolina, Charlotte campus, and is primed to serve the needs of students.

https://smartstopselfstorage.com/find-storage/nc/charlotte/7307-university-city-blvd

https://smartstopselfstorage.com/find-storage/nc/charlotte/9800-ardrey-kell-rd

Charlottesville, Virginia

The Charlottesville, Virginia location houses over 800 climate-controlled units. In addition, the facility offers affordable wine storage in a purpose-built environment suitable for long-term wine storage. This location serves the communities of Charlottesville, Commonwealth, Hessian Hills, and Greenbriar. Located within walking distance to the University of Virginia, this property is an excellent choice for student renters.

https://smartstopselfstorage.com/find-storage/va/charlottesville/2307-hydraulic-rd

Ocoee, Florida

With excellent access from Highway 50, the facility becomes the first Strategic Storage Trust IV property in the Orlando metroplex. This location is well-positioned to serve the communities of Ocoee, Winter Garden, Windermere, Gotha, Pine Hills, and Tildenville.

https://smartstopselfstorage.com/find-storage/fl/ocoee/1071-marshall-farms-rd

About Strategic Storage Trust IV, Inc. (SST IV)

SST IV is a public non-traded REIT that focuses on the acquisition of stabilized and growth self storage properties. SST IV owns 21 self storage facilities comprising approximately 15,000 self storage units and 1.8 million net rentable square feet of storage space, as well as four parcels of land under development.

About SmartStop Self Storage REIT, Inc. (SmartStop)

SmartStop is a self-managed REIT with a fully integrated operations team of approximately 350 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs, including Strategic Storage Trust IV, Inc., a public non-traded REIT, and other private programs. SmartStop is the tenth-largest self storage company in the U.S., with approximately $1.5 billion of real estate assets under management, including 112 properties in 17 states and Toronto, Canada that are directly owned and managed by SmartStop, as well as a growing portfolio of 26 properties in 10 states and Toronto, Canada where SmartStop serves as the property manager for properties owned by its sponsored programs. In total, this portfolio comprises approximately 91,000 units and 10.4 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

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